Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-117662, 333-136737, 333-155349 and 333-179235) of our report dated March 10, 2015 on the consolidated financial statements of Ultralife Corporation for the year ended December 31, 2014, which appear in this Form 10-K.

/s/ Bonadio & Co., LLP
Pittsford, New York
March 10, 2015